EXHIBIT 99.1

O-I Reports Improved Third Quarter Sales, Earnings and Cash Flow

Sale of Plastics Business for $1.825 Billion — Net Proceeds to be Used to Reduce Long Term Debt

Perrysburg, Ohio, October 24, 2007 — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ending September 30, 2007.

Third Quarter Net Sales Increase 12.2%

The Company reported net sales from continuing operations of $1.928 billion for the third quarter of 2007 compared with $1.718 billion a year ago, an increase of $210 million or 12.2%.  6.6% of the sales increase is attributable to favorable currency translation.  Improved prices and product sales mix accounted for the remaining 5.6%.  Sales volume measured in tons of glass shipped was nearly flat in the third quarter 2007 compared with the same quarter last year.

On July 31, 2007, the Company completed the sale of its plastics packaging business and recorded a gain of $1.072 billion.  In accordance with generally accepted accounting principles, this gain and the results of operations related to O-I’s plastics packaging segment have been reported as discontinued operations.  As a result, the Company’s net sales from continuing operations equal the net sales of its glass containers segment.

Third Quarter Earnings from Continuing Operations Increase to $130.6 Million

Net earnings for the third quarter 2007 were $1.157 billion, compared with $8.4 million for the third quarter of 2006.  This includes the gain from the sale of the former plastics packaging business.

Also during the quarter, the Company recorded an after tax charge of $55 million for restructuring and impairment related to certain glass container investments and operations in the Caribbean and Europe.  This charge, which management considers not representative of ongoing operations, is listed in the Note 1 table accompanying this release.

On a continuing operations basis, exclusive of the items listed in Note 1, the Company earned $130.6 million during the third quarter 2007 compared with $44.7 million in the same quarter last year, an increase of nearly 200%.  This increase is primarily attributable to improvements in the price and product sales mix resulting from adjustments to contractual sales prices to take into account the prior years’ cost inflation.  Improvements in operational efficiencies at multiple glass factories also contributed to the earnings increase.  Net earnings in the third quarter 2007 also reflected a lower worldwide effective tax rate caused by a shift in the mix of earnings to jurisdictions where the Company is subject to lower effective rates.

Third Quarter Earnings per Share from Continuing Operations Rise to $0.78

The Company reported net earnings per share (diluted) of $6.86 for the third quarter of 2007 compared with $0.02 per share (diluted) for the same quarter last year.  Exclusive of the items listed in Note 1, earnings per share (diluted) from continuing operations increased threefold from $0.26 in the third quarter 2006 to $0.78 in the third quarter 2007.  A description of the items management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and net earnings per share can be found in the tables accompanying this release and in charts on the Company’s Web site (www.o-i.com).

“We are very pleased and encouraged by the progress we’ve made this year,” said Al Stroucken, Chairman and Chief Executive Officer. “As intended, the net proceeds from the sale of our plastics business along with cash from operations will be used to repay approximately $2.0 billion in long term debt by year end.  This will significantly decrease our annual interest expense and lower our overall risk profile.  Additionally, and most importantly, we continued to execute against our glass container business plan to deliver both improved efficiencies and financial results.”

“Our employees have proven that through their unremitting efforts and commitment to O-I, we can build a better company”, said Stroucken.  “We will enter 2008 with greater financial flexibility than we have enjoyed in some time. This will allow us to focus on future opportunities like customer responsiveness, new product development and geographic expansion, all of which bring additional value to our customers and our shareholders.”

Cash Flow, Working Capital and Capital Spending Show Improvement

Cash provided by continuing operating activities was $337.5 million in the third quarter of 2007, compared with $121.5 million in the same quarter of 2006.  Free Cash Flow (defined as cash provided by continuing operating activities, plus collections on receivables arising from securitization, less capital spending for continuing operations) was a source of $274.9 million in the third quarter of 2007, compared with a source of $52.9 million during the same quarter last year.  This improvement reflects higher operating profit and management’s continuing focus on improving the components of working capital.  The Company expects Free Cash Flow for the full year to exceed $250 million.

During the third quarter of 2007, working capital was a $205.8 million source of cash for the Company, compared with $58.0 million during the same period in 2006, a nearly threefold improvement.  For the first nine months of 2007, the Company used $17.7 million in cash for working capital in its continuing operations.  This compares favorably to a use of $246.7 million for the first nine months of 2006 ($374 million for working capital, offset by $127.3 million from the accounts receivable securitization program).

During the third quarter of 2007 the Company reported $62.6 million in capital expenditures for continuing operations and $119.7 million of depreciation and amortization expense.  The Company expects that capital expenditures for continuing operations in 2007 will be approximately $300 million, and it expects to report approximately $450 million of depreciation and amortization expense for the full year 2007.

Debt Reduced Significantly

O-I reduced total debt by $785.5 million during the third quarter 2007 to $4.840 billion.  This was primarily accomplished by using a portion of the proceeds, from the sale of the plastics business.  The balance of sale proceeds, along with cash provided by operations, will be used to pay down debt by approximately $1.2 billion in the fourth quarter.  As a result of existing tax loss carryforwards, substantially all of the sale proceeds are available for debt reduction.  As of September 30, 2007, the Company had more than $800 million of unused capacity under its secured revolving credit facility.

Effective Tax Rate Decreases

Excluding the items presented in Note 1, the Company expects its worldwide effective tax rate from continuing operations for 2007 to be approximately 28%.  This compares to an effective tax rate for continuing operations in 2006 of 40.3%.  The reduction is principally due to (1) a change in mix of earnings to jurisdictions where the Company is subject to lower effective rates, and (2) the effect of higher earnings and lower interest costs in the U.S. where the Company recognizes a valuation allowance on net deferred tax assets.  Cash tax payments from continuing operations for the third quarter of 2007 amounted to $57.4 million compared to $27.0 million for the third quarter of 2006.  The cash tax increase is a result of improved earnings, including the effect of foreign currency translation, and restructuring tax costs for the continuing business.  The Company expects that cash taxes from operations for 2007 will be approximately $160 million, compared with $125.6 million in 2006.

Asbestos Payments Increase; Liability, Deferred Amounts Payable and Pending Cases Decline

Asbestos-related cash payments during the third quarter and first nine months of 2007 totaled $132.5 million and $226.2 million, respectively.  This compares with $46.9 million and $127.6 million for the same periods last year. Cash payments increased in part to fund, on an accelerated basis, settlements of certain claims, all of which had been accounted for previously in establishing the accrual for future estimated asbestos-related costs.  The increased cash was also used, in part, to reduce the deferred amounts payable for previously settled claims to $55.2 million as of September 30, 2007 from $82.6 million as of December 31, 2006.  The balance of the accrual for future asbestos-related costs as of September 30, 2007, was $461.4 million, compared with $687.6 million as of December 31, 2006.

As a consequence of the Company’s accelerated settlements, new asbestos-related lawsuits and claims reported through the first nine months of 2007 were 33% higher than the same period in 2006.  However, the number of pending asbestos-related lawsuits and claims was down 22% to approximately 14,000 as of September 30 2007, compared with approximately 18,000 pending as of December 31, 2006.

Nine Months Sales Up 13.3% and EPS from Continuing Operations More than Doubles

For the first nine months of 2007, the Company reported net sales from continuing operations of $5.609 billion, compared with $4.951 billion for the same period in 2006, an increase of $658 million or 13.3%.  Improved price and product sales mix combined with increased shipments account for 7.6% of the sales increase over prior year.  Favorable currency translations contributed the balance.

Net earnings from continuing operations for the first nine months of 2007 were $284.7 million or $1.70 per share (diluted), compared with

$86.2 million or $0.45 per share (diluted) for the first nine months of 2006.  Earnings from continuing operations, exclusive of the items listed in Note 2 which management considers not representative of ongoing operations, were $326.2 million or $1.95 per share (diluted) in the first nine months of 2007, compared with $137.5 million or $0.78 per share (diluted) in the same period last year.

Note 1:

The table below represents the items in the third quarter of 2007 and 2006 which management considers not representative of ongoing operations.

	Three months ended Sept. 30
	2007		2006
	Earnings	EPS	Earnings	EPS
	$ Millions, except per share amounts
Earnings from continuing operations	$75.6	$0.45	$8.1	$0.02
Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):
Charge for restructuring and impairment in Caribbean & Europe	55.0	0.33
Loss from mark to market effect of natural gas hedge contracts			1.6	0.01
Charge for write-off of finance fees			7.3	0.05
Charge for Godfrey plant closure			27.7	0.18
Earnings from continuing operations exclusive of above items	$130.6	$0.78	$44.7	$0.26

Note 2:

The table below represents items in the first nine months of 2007 and 2006 which management considers not representative of ongoing operations.

	Nine months ended Sept. 30
	2007		2006
	Earnings	EPS	Earnings	EPS
	$ Millions, except per share amounts
Earnings from continuing operations	$284.7	$1.70	$86.2	$0.45
Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):
Gain from recognition of foreign tax credits	(13.5)	(0.08)
Charge for restructuring and impairment in Caribbean & Europe	55.0	0.33
Loss from mark to market effect of natural gas hedge contracts			6.5	0.04
Charge for write-off of finance fees			17.1	0.11
Charge for Godfrey plant closure			27.7	0.18
Earnings from continuing operations exclusive of above items	$326.2	$1.95	$137.5	$0.78

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 25,000 people with 83 manufacturing facilities in 22 countries.  In 2006, net sales from continuing glass operations were $6.65 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for October 25

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, October 25, 2007, at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the O-I Web site
(www.o-i.com).

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. Eastern Time on October 25th.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site
(www.o-i.com) for 30 days following the call.

Additional Information

Additional information regarding third quarter sales, Segment Operating Profit and EPS comparisons to prior year is available on the O-I Web site, www.o-i.com, in the North America:  Investor Relations section under “Annual Reports and Presentations.”

Contact:	O-I, Sasha Sekpeh, 567-336-2355 — Investor Relations
O-I, Lauren Dubilzig, 567-336-1312 — Corp. Communications

Copies of O-I news releases are available on the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Net sales	$1,928.4	$1,717.5	$5,609.4	$4,951.0
Royalties and net technical assistance	5.0	4.0	14.7	11.2
Equity earnings	8.4	6.3	22.3	19.3
Interest	21.4	4.5	30.0	14.2
Other	3.9	5.6	8.8	19.2
	1,967.1	1,737.9	5,685.2	5,014.9
Costs and expenses:
Manufacturing, shipping, and delivery (b)	1,511.2	1,403.9	4,435.0	4,063.8
Research and development	3.0	3.4	8.3	9.8
Engineering	12.3	11.8	38.2	30.2
Selling and administrative	130.5	128.9	388.3	375.6
Interest (c)	97.0	91.7	260.2	267.7
Other (d)	72.7	31.6	102.8	42.2
	1,826.7	1,671.3	5,232.8	4,789.3
Earnings from continuing operations before items below	140.4	66.6	452.4	225.6

Provision for income taxes (e)	46.7	45.6	123.5	107.5

Minority share owners’ interests in earnings of subsidiaries	18.1	12.9	44.2	31.9

Earnings from continuing operations	75.6	8.1	284.7	86.2

Net earnings (loss) of discontinued operations	9.0	0.3	2.8	(10.9)
Gain on sale of discontinued operations	1,071.9		1,071.9

Net earnings	$1,156.5	$8.4	$1,359.4	$75.3

Less convertible preferred stock dividends	(5.4)	(5.4)	(16.1)	(16.1)

Available to common share owners	$1,151.1	$3.0	$1,343.3	$59.2

Basic net earnings per share of common stock:
Earnings from continuing operations	$0.46	$0.02	$1.75	$0.46
Net earnings (loss) of discontinued operations	0.05	—	0.02	(0.07)
Gain on sale of discontinued operations	6.93		6.97
Net earnings	$7.44	$0.02	$8.74	$0.39

Weighted average shares outstanding (000s)	154,730	151,150	153,744	151,937

Diluted net earnings per share of common stock:
Earnings from continuing operations	$0.45	$0.02	$1.70	$0.45
Net earnings (loss) of discontinued operations	0.05	—	0.02	(0.07)
Gain on sale of discontinued operations	6.36		6.41
Net earnings	$6.86	$0.02	$8.13	$0.38

Diluted average shares (000s) (f)	168,681	153,876	167,167	153,960

(a)   Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)   Amount for three months ended September 30, 2006 includes a loss of $1.6 million (pretax and after tax) from the mark to market effect of natural gas hedge contracts. The effect of this loss is a decrease in earnings per share of $0.01.

Amount for nine months ended September 30, 2006 includes a loss of $6.7 million ($6.5 million after tax) from the mark to market effect of natural gas hedge contracts. The effect of this loss is a decrease in earnings per share of $0.04.

(c)   Amount for the three months ended September 30, 2006 includes a charge of $7.3 million (pretax and after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of this charge is a decrease in earnings per share of $0.05.

Amount for the nine months ended September 30, 2006 includes charges of $17.5 million ($17.1 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of these charges is a reduction in earnings per share of $0.11.

(d)   Amount for the three and nine months ended September 30, 2007 includes charges of $61.9 million ($55.0 million after tax) for restructuring and asset impairment in the Caribbean and Europe. The effect of these charges is a decrease in earnings per share of $0.33.

Amount for the three and nine months ended September 30, 2006 includes a charge of $29.7 million ($27.7 million after tax) for the closing of the Godfrey, Illinois machine parts manufacturing operation. The effect of this charge is a reduction in earnings per share of $0.18.

(e)   Amount for nine months ended September 30, 2007 include a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations. The effect of this benefit is an increase in earnings per share of $0.08.

(f)    The number of diluted shares for the three and nine months ended September 30, 2007 was increased by 8,589,000 because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for those periods. Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for those periods. Earnings per share amounts are calculated discretely for each period and quarterly amounts do not necessarily total the year to date amounts because of dilution and rounding.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net earnings	$1,156.5	$8.4	$1,359.4	$75.3
Net (earnings) loss of discontinued operations	(9.0)	(0.3)	(2.8)	10.9
Gain on sale of discontinued operations	(1,071.9)		(1,071.9)
Non-cash charges:
Depreciation	111.2	107.7	320.9	321.7
Amortization of intangibles and other deferred items	8.5	5.3	18.9	16.8
Amortization of finance fees	1.4	1.6	6.6	4.4
Caribbean and European restructuring and asset impairment	61.9		61.9
Mark to market effect of natural gas hedge contracts		1.6		6.7
Charge for closing the Godfrey, Illinois plant		29.7		29.7
Other	34.3	(7.3)	65.0	8.0
Asbestos-related payments	(132.5)	(46.9)	(226.2)	(127.6)
Change in non-current operating assets	3.3	(27.1)	13.3	(42.4)
Change in non-current liabilities	(32.0)	(9.2)	(56.9)	(50.9)
Change in components of working capital	205.8	58.0	(17.7)	(374.0)
Cash provided by (utilized in) continuing operating activities	337.5	121.5	470.5	(121.4)
Cash provided by discontinued operating activities	8.5	16.1	11.3	36.0
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(62.6)	(68.6)	(164.7)	(178.7)
Additions to property, plant, and equipment - discontinued		(7.3)	(23.3)	(21.5)
Collections on receivables arising from consolidation of receivables securitization program (a)				127.3
Acquisitions, net of cash acquired			(9.8)
Net cash proceeds from divestitures and asset sales	1,790.5	6.8	1,798.0	14.4
Cash provided by (utilized in) investing activities	1,727.9	(69.1)	1,600.2	(58.5)
Cash flows from financing activities:
Additions to long-term debt		265.3	403.6	1,181.5
Repayments of long-term debt	(806.9)	(290.6)	(1,173.8)	(1,073.4)
Increase (decrease) in short-term loans	(98.7)	(50.2)	(28.7)	52.9
Net receipts (payments) for hedging activity	3.9	7.3		(4.3)
Payment of finance fees	0.3	—	(6.3)	(12.3)
Convertible preferred stock dividends	(5.4)	(5.4)	(16.1)	(16.1)
Issuance of common stock and other	20.6	0.7	43.8	4.7
Cash provided by (utilized in) financing activities	(886.2)	(72.9)	(777.5)	133.0
Effect of exchange rate fluctuations on cash	8.8	2.0	17.7	6.6
Increase (decrease) in cash	1,196.5	(2.4)	1,322.2	(4.3)
Cash at beginning of period	348.4	244.7	222.7	246.6
Cash at end of period	$1,544.9	$242.3	$1,544.9	$242.3

(a)   During the fourth quarter of 2005, the Company expanded the capacity of its European accounts receivable securitization program. The terms of this expansion resulted in changing the accounting for the program from off-balance sheet to on-balance sheet accounting for the program by consolidating both the trade accounts receivable in the program and the secured indebtedness of the same amount. Cash inflows related to receipts from customers in payment of the accounts receivable consolidated at December 13, 2005 have been classified as investing cash inflows in the accompanying Consolidated Statement of Cash Flows. Certain amounts included in the Consolidated Statement of Cash Flows for the nine months ended September 30, 2006 have been reclassified to conform to the 2007 presentation. These amounts have been reclassified from operating activities to investing activities.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2007	2006	2006
Assets
Current assets:
Cash, including time deposits	$1,544.9	$222.7	$242.3
Short-term investments, at cost which approximates market	60.4	32.7	82.6
Receivables, less allowances for losses and discounts	1,170.4	1,041.1	1,186.1
Inventories	1,024.1	992.1	954.3
Prepaid expenses	46.3	39.3	44.5
Assets of discontinued operations		104.8	117.4
Total current assets	3,846.1	2,432.7	2,627.2

Investments and other assets:
Equity investments	76.5	96.3	90.3
Repair parts inventories	140.4	135.3	158.1
Prepaid pension	529.9	488.5	994.2
Deposits, receivables, and other assets	460.3	466.5	413.3
Goodwill	2,388.0	2,255.2	2,229.8
Assets of discontinued operations		571.7	568.9
Total other assets	3,595.1	4,013.5	4,454.6

Property, plant, and equipment, at cost	6,251.8	5,842.6	5,664.2
Less accumulated depreciation	3,358.5	2,968.1	2,874.4
Net property, plant, and equipment	2,893.3	2,874.5	2,789.8
Total assets	$10,334.5	$9,320.7	$9,871.6

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$1,862.1	$737.2	$612.6
Current portion of asbestos-related liabilities	250.0	149.0	149.0
Accounts payable	945.4	890.2	828.5
Other liabilities	643.2	518.4	604.0
Liabilities of discontinued operations		70.9	83.2
Total current liabilities	3,700.7	2,365.7	2,277.3

Liabilities of discontinued operations		1.6	1.4
Long-term debt	2,977.8	4,719.4	4,908.9
Deferred taxes	101.9	111.1	191.5
Pension benefits	330.9	335.0	307.5
Nonpension postretirement benefits	283.4	293.1	282.6
Other liabilities	405.2	392.9	361.2
Asbestos-related liabilities	211.4	538.6	453.5
Minority share owners’ interests	237.7	206.6	196.3
Share owners’ equity:
Convertible preferred stock	452.5	452.5	452.5
Common stock	1.7	1.7	1.7
Capital in excess of par value	2,393.8	2,329.5	2,316.5
Treasury stock, at cost	(225.2)	(228.4)	(230.2)
Retained deficit	(261.1)	(1,604.4)	(1,496.2)
Accumulated other comprehensive loss	(276.2)	(594.2)	(152.9)
Total share owners’ equity	2,085.5	356.7	891.4
Total liabilities and share owners’ equity	$10,334.5	$9,320.7	$9,871.6

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Selected Segment Information (a)

Consolidated net sales	$1,928.4	$1,717.5	$5,609.4	$4,951.0

Segment Operating Profit (b)
Glass Containers (c)	$309.6	$207.6	$842.8	$594.0
Other retained items	(31.7)	(22.5)	(98.3)	(78.5)

	277.9	185.1	744.5	515.5

Caribbean and European restructuring and asset impairment	(61.9)		(61.9)
Mark to market effect of natural gas hedge contracts		(1.6)		(6.7)
Charge for closing the Godfrey, Illinois plant		(29.7)		(29.7)

Consolidated Operating Profit	216.0	153.8	682.6	479.1
Interest income	21.4	4.5	30.0	14.2
Interest expense	(97.0)	(91.7)	(260.2)	(267.7)
Provision for income taxes	(46.7)	(45.6)	(123.5)	(107.5)
Minority share owners’ interests in earnings of subsidiaries	(18.1)	(12.9)	(44.2)	(31.9)

Earnings from continuing operations	$75.6	$8.1	$284.7	$86.2

(a)   Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)   Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)   Amount for the three and nine months ended September 30, 2007 excludes charges of $61.9 million for restructuring and asset impairment in the Caribbean and Europe.

Amount excludes a loss of $1.6 million and $6.7 million for the three months and nine months ended September 30, 2006, respectively, from the mark to market effect of natural gas hedge contracts.

(d)   Amount for the three and nine months ended September 30, 2006  excludes a charge of $29.7 million for the closing of the Godfrey, Illinois machine parts manufacturing operation.